Exhibit 99.1
Wynn Resorts, Limited Reports Third Quarter 2017 Results

LAS VEGAS, October 26, 2017 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the third quarter ended September 30, 2017.

Net revenues were $1.61 billion for the third quarter of 2017, an increase of 45.3%, or $502.5 million, from $1.11 billion for the same period of 2016. The increase was the result of an increase of $390.7 million from Wynn Palace, which opened in the third quarter of 2016, and increases of $79.3 million and $32.5 million from Wynn Macau and our Las Vegas Operations, respectively.

On a U.S. generally accepted accounting principles ("GAAP") basis, net income attributable to Wynn Resorts, Limited was $79.8 million, or $0.78 per diluted share, for the third quarter of 2017, compared to a net loss attributable to Wynn Resorts, Limited of $17.4 million, or $0.17 per diluted share, for the same period of 2016. The increase in net income attributable to Wynn Resorts, Limited was primarily the result of a full quarter of income from Wynn Palace and increased operating income from Wynn Macau and Wynn Las Vegas, partially offset by a loss on extinguishment of debt, an increase in net income attributable to noncontrolling interests and an increase in property charges and other. Property charges and other during the third quarter of 2017 included $19.1 million of estimated costs primarily related to property damage caused by a typhoon that impacted Macau during the quarter. Adjusted net income attributable to Wynn Resorts, Limited (1) was $155.8 million, or $1.52 per diluted share, for the third quarter of 2017, compared to $75.5 million, or $0.74 per diluted share, for the same period of 2016.

Adjusted Property EBITDA (2) was $473.0 million for the third quarter of 2017, an increase of 54.8%, or $167.5 million, from $305.4 million for the same period of 2016, the result of increases of $112.7 million, $32.2 million and $22.6 million from Wynn Palace, Wynn Macau and our Las Vegas Operations, respectively.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $0.50 per share, payable on November 28, 2017 to stockholders of record as of November 16, 2017.

Wynn Macau

Net revenues from Wynn Macau were $597.4 million for the third quarter of 2017, a 15.3% increase from $518.1 million for the same period of 2016. Adjusted Property EBITDA from Wynn Macau was $183.2 million for the third quarter of 2017, a 21.3% increase from $151.0 million for the same period of 2016.

Casino revenues from Wynn Macau were $567.7 million for the third quarter of 2017, a 16.2% increase from $488.3 million for the same period of 2016. Table games turnover in VIP operations was $13.37 billion, a 22.2% increase from $10.94 billion for the third quarter of 2016. VIP table games win as a percentage of turnover (calculated before commissions) was 3.37%, above the expected range of 2.7% to 3.0% and the 3.34% experienced in the third quarter of 2016. Table drop in mass market operations was $1.07 billion, a 3.2% decrease from $1.11 billion for the third quarter of 2016. Table games win in mass market operations was $216.4 million, a 5.5% increase from $205.2 million for the third quarter of 2016. Table games win percentage in mass market operations was 20.2%, compared to 18.6% experienced in the third quarter of 2016. Slot machine handle was $864.6 million, a 26.9% increase from $681.6 million for the third quarter of 2016, while slot machine win increased 21.1% to $35.5 million.

Non-casino revenues before promotional allowances from Wynn Macau were $62.2 million for the third quarter of 2017, a 2.3% decrease from $63.7 million for the same period of 2016. Room revenues decreased 7.9%, to $24.1 million for the third quarter of 2017, from $26.2 million for the same period of 2016. Average daily rate ("ADR") was $246, an 8.9% decrease from $270 for the third quarter of 2016. Occupancy increased to 97.3% for the third quarter of 2017, from 95.1% for the same period of 2016. Revenue per available room ("REVPAR") was $240, a 6.6% decrease from $257 for the third quarter of 2016.

Wynn Palace

The reported financial results for the third quarter of 2016 include 40 days of operations of Wynn Palace, which opened on August 22, 2016.

Net revenues from Wynn Palace were $555.3 million for the third quarter of 2017, compared to $164.6 million for the same period of 2016. Adjusted Property EBITDA from Wynn Palace was $138.2 million for the third quarter of 2017, compared to $25.5 million for the same period of 2016.

Casino revenues from Wynn Palace were $514.5 million for the third quarter of 2017, compared to $146.7 million for the same period of 2016. Table games turnover in VIP operations was $13.69 billion, compared to $4.15 billion for the third quarter of 2016. VIP table games win as a percentage of turnover was 2.99%, within the expected range of 2.7% to 3.0% and above the 2.90% experienced in the third quarter of 2016. Table drop in mass market operations was $866.6 million, compared to $275.9 million for the third quarter of 2016. Table games win in mass market operations was $194.3 million, compared to $51.5 million for the third quarter of 2016. Table games win percentage in mass market operations was 22.4%, compared to 18.7% experienced in the third quarter of 2016. Slot machine handle was $817.5 million, compared to $204.5 million for the third quarter of 2016, while slot machine win increased from $12.6 million to $42.0 million in the third quarter of 2017.

Non-casino revenues before promotional allowances from Wynn Palace were $79.4 million for the third quarter of 2017, compared to $33.9 million for the same period of 2016. Room revenues were $32.9 million for the third quarter of 2017, compared to $14.2 million for the same period of 2016. ADR was $219, a 23.7% decrease from $287 for the third quarter of 2016. Occupancy increased to 96.1% for the third quarter of 2017, from 70.8% for the same period of 2016. REVPAR was $211, a 3.9% increase from $203 for the third quarter of 2016.

Las Vegas Operations

Net revenues from our Las Vegas Operations were $459.6 million for the third quarter of 2017, a 7.6% increase from $427.1 million for the same period of 2016. Adjusted Property EBITDA from our Las Vegas Operations was $151.5 million, a 17.6% increase from $128.9 million for the third quarter of 2016.

Casino revenues from our Las Vegas Operations were $174.4 million for the third quarter of 2017, a 13.9% increase from $153.2 million for the same period of 2016. Table games drop was $496.2 million, a 2.7% increase from $483.4 million for the third quarter of 2016. Table games win was $132.2 million, a 10.8% increase from $119.4 million for the third quarter of 2016. Table games win percentage was 26.6%, above the property’s expected range of 21% to 25% and the 24.7% experienced in the third quarter of 2016. Slot machine handle was $819.5 million, a 0.1% increase from $818.7 million for the third quarter of 2016, while slot machine win increased 13.6% to $59.6 million.

Non-casino revenues before promotional allowances from our Las Vegas Operations were $329.8 million for the third quarter of 2017, a 4.3% increase from $316.3 million for the same period of 2016. Room revenues increased 5.3%, to $118.1 million for the third quarter of 2017, from $112.2 million for the same period of 2016. ADR was $299, a 3.8% increase from $288 for the third quarter of 2016. Occupancy increased to 91.4% for the third quarter of 2017, from the 90.0% experienced in the same period of 2016. REVPAR was $273, a 5.4% increase from $259 for the third quarter of 2016. Food and beverage revenues increased 6.6%, to $154.8 million for the third quarter of 2017, compared to the same period of 2016. Entertainment, retail and other revenues decreased 3.3%, to $57.0 million for the third quarter of 2017, compared to the same period of 2016.

Wynn Boston Harbor Project in Massachusetts

The Company is currently constructing Wynn Boston Harbor, an integrated resort in Everett, Massachusetts, located adjacent to Boston along the Mystic River. The resort will contain a hotel, a waterfront boardwalk, meeting and convention space, casino space, a spa, retail offerings and food and beverage outlets. The total project budget, including gaming license fees, construction costs, capitalized interest, pre-opening expenses and land costs, is estimated to be approximately $2.4 billion. As of September 30, 2017, we have incurred $935.6 million in total project costs. We expect to open Wynn Boston Harbor in mid-2019.

Balance Sheet

During the quarter, Wynn Macau, Limited completed a cash tender offer for $946.4 million principal amount of the $1.35 billion 5 1/4% Senior Notes due 2021 (the “2021 Notes”) and on October 20, 2017 redeemed the remaining untendered $403.6 million principal amount. In connection with these transactions, Wynn Macau, Limited issued $600 million 4 7/8% Senior Notes due 2024 and $750 million 5 1/2% Senior Notes due 2027, and used the net proceeds to cover the majority of the cost of extinguishing the 2021 Notes. As a result of these transactions, the Company recorded a $20.8 million loss on extinguishment of debt during the third quarter of 2017.

Our cash and cash equivalents, restricted cash and investment securities at September 30, 2017 were $3.26 billion and included $403.6 million that was used to redeem the remaining principal amount of the untendered 2021 Notes on October 20, 2017.

Total debt outstanding at the end of the quarter was $10.18 billion, including $4.15 billion of Macau related debt, $3.16 billion of Wynn Las Vegas debt and $2.87 billion at the parent company and other. Our Macau related debt at the end of the quarter includes the $403.6 million principal amount of untendered 2021 Notes that was redeemed on October 20, 2017.

Conference Call and Other Information

The Company will hold a conference call to discuss its results, including the results of Wynn Las Vegas, LLC, on October 26, 2017 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

On November 8, 2017, the Company will make Wynn Las Vegas, LLC financial information for the quarter ended September 30, 2017 available to noteholders, prospective investors, broker-dealers and securities analysts. Please contact our investor relations office at 702-770-7555 or at investorrelations@wynnresorts.com, to obtain access to such financial information.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on Stephen A. Wynn, general global political and economic conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, extensive regulation of our business, pending or future legal proceedings, cybersecurity risk and our leverage and debt service. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted net income attributable to Wynn Resorts, Limited” is net income (loss) attributable to Wynn Resorts, Limited before pre-opening expenses, property charges and other, change in interest rate swap fair value, change in Redemption Note fair value, loss on extinguishment of debt, foreign currency remeasurement gain (loss), net of noncontrolling interests and taxes calculated using the specific tax treatment applicable to the adjustments based on their respective jurisdictions. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share are presented as supplemental disclosures to financial measures in accordance with GAAP because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and earnings per share computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted Property EBITDA” is net income (loss) before interest, taxes, depreciation and amortization, pre-opening expenses, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course and water rights leases), stock-based compensation, loss on extinguishment of debt, change in interest rate swap fair value, change in Redemption Note fair value and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors, as well as a basis for determining certain incentive compensation. The Company also presents Adjusted Property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts’ calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income (loss) to Adjusted Property EBITDA, and (iii) net income (loss) attributable to Wynn Resorts, Limited to Adjusted Property EBITDA.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating revenues:
Casino	$1,256,602	$788,219	$3,574,059	$2,263,608
Rooms	175,108	152,608	531,558	431,047
Food and beverage	190,854	167,997	537,807	469,072
Entertainment, retail and other	105,500	93,230	310,636	257,256
Gross revenues	1,728,064	1,202,054	4,954,060	3,420,983
Less: promotional allowances	(115,733)	(92,232)	(336,788)	(255,119)
Net revenues	1,612,331	1,109,822	4,617,272	3,165,864
Operating expenses:
Casino	799,978	505,620	2,303,435	1,428,532
Rooms	44,070	40,188	134,394	115,937
Food and beverage	113,452	109,333	323,840	294,480
Entertainment, retail and other	44,159	40,153	129,986	116,126
General and administrative	178,506	144,206	502,637	381,156
(Benefit) provision for doubtful accounts	1,656	(2,368)	(4,593)	816
Pre-opening	6,908	70,778	19,445	150,496
Depreciation and amortization	137,982	106,467	415,488	264,187
Property charges and other	28,293	18,514	38,494	31,366
Total operating expenses	1,355,004	1,032,891	3,863,126	2,783,096
Operating income	257,327	76,931	754,146	382,768
Other income (expense):
Interest income	8,447	3,678	21,998	9,940
Interest expense, net of amounts capitalized	(95,874)	(79,669)	(291,875)	(193,698)
Change in interest rate swap fair value	(2)	1,168	(1,056)	(1,693)
Change in Redemption Note fair value	(41,718)	(22,218)	(69,982)	(19,239)
Loss on extinguishment of debt	(20,774)	—	(43,061)	—
Equity in income from unconsolidated affiliates	—	—	—	16
Other	(1,894)	899	(19,840)	(1,046)
Other income (expense), net	(151,815)	(96,142)	(403,816)	(205,720)
Income (loss) before income taxes	105,512	(19,211)	350,330	177,048
Benefit (provision) for income taxes	457	(120)	(5,040)	(1,145)
Net income (loss)	105,969	(19,331)	345,290	175,903
Less: net (income) loss attributable to noncontrolling interests	(26,202)	1,894	(89,791)	(47,728)
Net income (loss) attributable to Wynn Resorts, Limited	$79,767	$(17,437)	$255,499	$128,175
Basic and diluted income (loss) per common share:
Net income (loss) attributable to Wynn Resorts, Limited:
Basic	$0.78	$(0.17)	$2.51	$1.26
Diluted	$0.78	$(0.17)	$2.49	$1.26
Weighted average common shares outstanding:
Basic	102,173	101,439	101,960	101,423
Diluted	102,794	101,439	102,460	101,835
Dividends declared per common share:	$0.50	$0.50	$1.50	$1.50

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss) attributable to Wynn Resorts, Limited	$79,767	$(17,437)	$255,499	$128,175
Pre-opening expenses	6,908	70,778	19,445	150,496
Property charges and other	28,293	18,514	38,494	31,366
Change in interest rate swap fair value	2	(1,168)	1,056	1,693
Change in Redemption Note fair value	41,718	22,218	69,982	19,239
Loss on extinguishment of debt	20,774	—	43,061	—
Foreign currency remeasurement (gain) loss	1,894	(899)	19,840	1,046
Income tax impact on adjustments	(9,983)	1,681	(11,753)	1,598
Noncontrolling interests impact on adjustments	(13,556)	(18,153)	(19,483)	(38,472)
Adjusted net income attributable to Wynn Resorts, Limited	$155,817	$75,534	$416,141	$295,141
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.52	$0.74	$4.06	$2.90

Weighted average common shares outstanding - diluted	102,794	101,917	102,460	101,835

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30, 2017
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$124,566	$—	$24,734	$6,396	$23,099	$2,384	$2,040	$183,219
Wynn Palace	28,432	—	65,062	19,493	21,769	2,198	1,274	138,228
Other Macau	(6,551)	—	1,115	157	—	5,111	168	—
Total Macau Operations	146,447	—	90,911	26,046	44,868	9,693	3,482	321,447
Las Vegas Operations	76,785	237	44,549	2,247	22,513	4,740	438	151,509
Corporate and Other	34,095	6,671	2,522	—	(67,381)	17,510	6,583	—
Total	$257,327	$6,908	$137,982	$28,293	$—	$31,943	$10,503	$472,956

	Three Months Ended September 30, 2016
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$99,461	$—	$24,687	$1,758	$20,018	$2,751	$2,334	$151,009
Wynn Palace	(79,226)	65,548	31,561	8	6,554	847	255	25,547
Other Macau	(4,884)	—	902	—	—	5,186	(1,204)	—
Total Macau Operations	15,351	65,548	57,150	1,766	26,572	8,784	1,385	176,556
Las Vegas Operations	46,960	64	46,403	16,748	13,441	4,634	629	128,879
Corporate and Other	14,620	5,166	2,914	—	(40,013)	11,279	6,034	—
Total	$76,931	$70,778	$106,467	$18,514	$—	$24,697	$8,048	$305,435

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands) (unaudited)
(continued)

	Nine Months Ended September 30, 2017
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$406,418	$—	$74,043	$7,932	$72,727	$7,586	$6,017	$574,723
Wynn Palace	56,443	—	193,749	20,253	56,520	6,744	3,778	337,487
Other Macau	(12,515)	—	3,376	163	—	8,480	496	—
Total Macau Operations	450,346	—	271,168	28,348	129,247	22,810	10,291	912,210
Las Vegas Operations	205,119	748	136,561	9,657	47,246	17,583	1,382	418,296
Corporate and Other	98,681	18,697	7,759	489	(176,493)	33,250	17,617	—
Total	$754,146	$19,445	$415,488	$38,494	$—	$73,643	$29,290	$1,330,506

	Nine Months Ended September 30, 2016
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$369,490	$—	$74,530	$4,206	$67,154	$9,196	$8,067	$532,643
Wynn Palace	(154,602)	131,144	41,162	187	6,554	847	255	25,547
Other Macau	(14,022)	—	2,379	—	—	10,667	976	—
Total Macau Operations	200,866	131,144	118,071	4,393	73,708	20,710	9,298	558,190
Las Vegas Operations	138,333	2,199	137,349	26,989	38,963	14,324	2,036	360,193
Corporate and Other	43,569	17,153	8,767	—	(112,671)	25,660	17,522	—
Total	$382,768	$150,496	$264,187	$31,382	$—	$60,694	$28,856	$918,383

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss) attributable to Wynn Resorts, Limited	$79,767	$(17,437)	$255,499	$128,175
Net income (loss) attributable to noncontrolling interests	26,202	(1,894)	89,791	47,728
Pre-opening expenses	6,908	70,778	19,445	150,496
Depreciation and amortization	137,982	106,467	415,488	264,187
Property charges and other	28,293	18,514	38,494	31,366
Corporate expense and other	31,943	24,697	73,643	60,694
Stock-based compensation	10,503	8,048	29,290	28,856
Interest income	(8,447)	(3,678)	(21,998)	(9,940)
Interest expense, net of amounts capitalized	95,874	79,669	291,875	193,698
Change in interest rate swap fair value	2	(1,168)	1,056	1,693
Change in Redemption Note fair value	41,718	22,218	69,982	19,239
Loss on extinguishment of debt	20,774	—	43,061	—
Other expenses	1,894	(899)	19,840	1,046
(Benefit) provision for income taxes	(457)	120	5,040	1,145
Adjusted Property EBITDA	$472,956	$305,435	$1,330,506	$918,383

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Macau Operations:
Wynn Macau:
VIP:
Average number of table games	96	142	93	171
VIP turnover	$13,373,060	$10,941,100	$42,680,904	$36,252,239
VIP table games win	$451,136	$365,047	$1,456,139	$1,214,675
VIP table games win as a % of turnover	3.37%	3.34%	3.41%	3.35%
Table games win per unit per day (1)	$51,324	$28,003	$57,095	$25,871
Mass market:
Average number of table games	206	201	205	228
Table drop (2)	$1,070,119	$1,105,938	$3,274,733	$3,489,272
Table games win	$216,439	$205,179	$650,911	$687,876
Table games win %	20.2%	18.6%	19.9%	19.7%
Table games win per unit per day (1)	$11,408	$11,089	$11,637	$11,008
Average number of slot machines	918	804	907	787
Slot machine handle	$864,553	$681,552	$2,589,125	$2,584,342
Slot machine win	$35,522	$29,327	$113,607	$113,098
Slot machine win per unit per day (3)	$421	$396	$459	$524
Room statistics:
Occupancy	97.3%	95.1%	96.9%	93.8%
ADR (4)	$246	$270	$256	$304
REVPAR (5)	$240	$257	$248	$286

Wynn Palace (6):
VIP:
Average number of table games	106	72	101	72
VIP turnover	$13,694,250	$4,150,448	$36,340,603	$4,150,448
VIP table games win	$409,648	$120,455	$997,031	$120,455
VIP table games win as a % of turnover	2.99%	2.90%	2.74%	2.90%
Table games win per unit per day (1)	$42,015	$42,117	$36,290	$42,117
Mass market:
Average number of table games	201	274	205	274
Table drop (2)	$866,637	$275,898	$2,365,661	$275,898
Table games win	$194,294	$51,525	$530,668	$51,525
Table games win %	22.4%	18.7%	22.4%	18.7%
Table games win per unit per day (1)	$10,491	$4,702	$9,507	$4,702
Average number of slot machines	1,100	1,132	1,041	1,132
Slot machine handle	$817,543	$204,515	$2,132,973	$204,515
Slot machine win	$41,965	$12,610	$110,712	$12,610
Slot machine win per unit per day (3)	$415	$279	$390	$279
Room statistics:
Occupancy	96.1%	70.8%	96.0%	70.8%
ADR (4)	$219	$287	$237	$287
REVPAR (5)	$211	$203	$227	$203

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(continued) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Las Vegas Operations:
Average number of table games	237	234	236	236
Table drop (2)	$496,233	$483,382	$1,374,167	$1,385,963
Table games win	$132,227	$119,388	$364,374	$340,572
Table games win %	26.6%	24.7%	26.5%	24.6%
Table games win per unit per day (1)	$6,065	$5,552	$5,657	$5,264
Average number of slot machines	1,849	1,890	1,864	1,888
Slot machine handle	$819,462	$818,719	$2,350,162	$2,286,559
Slot machine win	$59,605	$52,460	$162,340	$150,786
Slot machine win per unit per day (3)	$350	$302	$319	$291
Room statistics:
Occupancy	91.4%	90.0%	88.5%	85.7%
ADR (4)	$299	$288	$305	$298
REVPAR (5)	$273	$259	$270	$255

(1) Table games win per unit per day is shown before discounts and commissions, as applicable.
(2) In Macau, table drop is the amount of cash that is deposited in a gaming table’s drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.
(3) Slot machine win per unit per day is calculated as gross slot machine win minus progressive accruals and free play.
(4) ADR is average daily rate and is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms.
(5) REVPAR is revenue per available room and is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms available.
(6) Wynn Palace opened on August 22, 2016.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Robert Amerine
702-770-7555
investorrelations@wynnresorts.com